As filed with the Securities and Exchange Commission on June 23, 2009
Registration Statement No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MOOG INC.
(Exact name of registrant as specified in its charter)

New York	16-0757636
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)
East Aurora, New York 14052-0018
(Address of Principal Executive Offices, including zip code)
MOOG INC. RETIREMENT SAVINGS PLAN
(Full title of the plan)
John R. Scannell
Vice President and Chief Financial Officer
Moog Inc.
East Aurora, New York 14052-0018
(716) 652-2000
(Name and address, including zip code, and telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

		Proposed
Title of Securities	Amount to be	Maximum Offering	Proposed Maximum	Amount of
to be Registered	Registered (1)	Price Per Share (2)	Aggregate Offering Price (2)	Registration Fee
Class B Common Stock, $1.00 par value	1,000,000	$26.00	$26,000,000	$1,450.80

(1)	This Registration Statement also covers an indeterminate number of additional shares which may be offered and issued under the employee benefit plan named above to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan named above.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1); calculated based on the average of the high and low prices for Moog’s Class B Common Stock on June 18, 2009, as reported on the New York Stock Exchange.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 registers the offer and sale of an additional 1,000,000 shares of Class B Common Stock of Moog Inc. for issuance under the Moog Inc. Retirement Savings Plan (formerly called the Moog Inc. Savings and Stock Ownership Plan) (the “Plan”). In accordance with Instruction E to Form S-8, the contents of Registration Statement Nos. 333-152746, 333-135222, 333-85657, 33-57131, 33-62968, 33-33958 and 33-20069 are incorporated herein by reference, except as revised in Part II below.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement, but will be sent or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents are incorporated by reference into this Registration Statement:
     (a) Moog’s Annual Report on Form 10-K for the year ended September 27, 2008, filed with the Commission on November 25, 2008;
     (b) Moog’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2008, and March 28, 2009 filed with the Commission on February 4, 2009 and May 5, 2009 respectively;
     (c) the Plan’s Annual Report on Form 11-K for the year ended September 30, 2008 filed with the Commission on March 24, 2009;
     (d) All other reports filed by Moog pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above, including Moog’s Current Reports on Form 8-K filed with the Commission on October 3, 2008, October 7, 2008, October 30, 2008, November 14, 2008, December 31, 2008, January 23, 2009, February 2, 2009, February 17, 2009, March 2, 2009 and June 1, 2009; and
     (e) The description of Moog’s common stock contained in the Registration Statement on Form 8-A, dated August 21, 2001 filed under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by Moog pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the date of the filing of such documents.
     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Hodgson Russ LLP will advise Moog regarding certain legal matters in connection with the issuance of shares of the Class B common stock registered under this Registration Statement. John B. Drenning, Secretary of Moog, is a partner in Hodgson Russ and attorneys at Hodgson Russ own approximately 10,500 shares of Moog’s Class A common stock.

Item 6. Indemnification of Directors and Officers.
     Sections 722 through 726 of the New York Business Corporation Law, or BCL, grant New York corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; give a director or officer who successfully defends an action the right to be so indemnified; and permit a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of shareholders or otherwise.
     Section 402(b) of the BCL permits a New York corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) for improper payment of dividends, or (iii) for any transaction from which the director receives an improper personal benefit. Moog’s Restated Certificate of Incorporation includes the provisions permitted by Section 402(b) of the BCL.
     Moog’s By-Laws provide that Moog shall indemnify such directors and officers against expenses, judgments, fines or amounts paid in settlement in connection with any action, suit or proceeding, or threat thereof, to the maximum extent permitted by applicable law.
     Moog has indemnification agreements with its directors. These agreements provide that directors are covered under Moog’s directors and officers liability insurance, indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Registration Statement are described in the Exhibit Index below.
Item 9. Undertakings.
     (a) Moog hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” tables in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Moog pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) Moog hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Moog’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Moog pursuant to the foregoing provisions, or otherwise, Moog has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Moog of expenses incurred or paid by a director, officer or controlling person of Moog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Moog will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, Moog certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on June 23, 2009.

MOOG INC.
By:	/s/ John R. Scannell
John R. Scannell,
Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Robert T. Brady and John R. Scannell, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement covering securities issued or issuable under or in connection with the Moog Inc. Retirement Savings Plan (as now or hereafter amended), to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes and he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert T. Brady Robert T. Brady	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer) and Director	June 23, 2009

/s/ John R. Scannell John R. Scannell	Vice President and Chief Financial Officer (Principal Financial Officer)	June 23, 2009

/s/ Donald R. Fishback Donald R. Fishback	Vice President of Finance	June 23, 2009

/s/ Jennifer Walter Jennifer Walter	Controller (Principal Accounting Officer)	June 23, 2009

/s/ Richard A. Aubrecht Richard A. Aubrecht	Director	June 23, 2009

/s/ Robert R. Banta Robert R. Banta	Director	June 23, 2009

/s/ Raymond W. Boushie Raymond W. Boushie	Director	June 23, 2009

/s/ Joe C. Green Joe C. Green	Director	June 23, 2009

/s/ Peter J. Gundermann Peter J. Gundermann	Director	June 23, 2009

/s/ John D. Hendrick John D. Hendrick	Director	June 23, 2009

/s/ Kraig H. Kayser Kraig H. Kayser	Director	June 23, 2009

/s/ Brian J. Lipke Brian J. Lipke	Director	June 23, 2009

/s/ Robert H. Maskrey Robert H. Maskrey	Director	June 23, 2009

/s/ Albert F. Myers Albert F. Myers	Director	June 23, 2009
     Pursuant to the requirements of the Securities Act of 1933, the Administrative Committee of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in East Aurora, New York on
June 23, 2009.

MOOG INC. RETIREMENT SAVINGS PLAN
By:	/s/ Joe C. Green
Joe C. Green, Member of Administrative Committee

EXHIBIT INDEX

EXHIBIT
NO.	DESCRIPTION

5.1	Opinion of Hodgson Russ LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Freed, Maxick & Battaglia, CPAs, PC.

23.3	Consent of Hodgson Russ LLP (included in exhibit 5.1).

24.1	Power of attorney (included on signature page).